EXHIBIT 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-114496, 333-121039, and 333-128547 on Form S-3, and Nos. 333-116014 and 333-122716 on Form S-8 of Gasco Energy, Inc. (the “Company”) of all references to Netherland, Sewell & Associates, Inc., independent petroleum engineers, and the reports prepared by such independent petroleum engineers appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, to be filed with the U.S. Securities and Exchange Commission on April 5, 2007.
NETHERLAND, SEWELL & ASSOCIATES, INC.
By: /s/ Frederic D. Sewell, P.E.
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
April 4, 2007